Exhibit 99.1

PRESS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY, INC. CLOSES ON SALE OF GULF OF MEXICO ASSETS
HOUSTON (July 14, 2006) — Noble Energy, Inc. (NYSE: NBL) said that it closed today on the previously announced $625 million sale of its Gulf of Mexico shelf assets to Coldren Resources LP. The sales price is subject to adjustments from the effective date of March 1, 2006 to the closing date.
After-tax cash proceeds from the sale are expected to total $504 million, including proceeds to be received from parties who exercised preferential rights to purchase certain minor properties. For the full year 2006, the company expects to record an after-tax loss of $155 million, which includes a pretax gain of approximately $215 million offset by the following non-cash items:
•	Pretax charge of approximately $400 million related to cash flow hedges associated with shelf production that are currently included in equity as accumulated other comprehensive losses (AOCL); and

•	A net tax benefit of about $30 million.
During the second quarter of 2006, Noble Energy expects to recognize the non-cash charge of $400 million pretax, or $250 million after tax. By recognizing the AOCL during the second quarter, future North America revenues will be positively impacted from the closing date until the end of 2008, estimated as follows:

Date	Amount
July through December 2006	$37 million
FY 2007	$183 million
FY 2008	$180 million
As a result of the sales of the Gulf of Mexico properties, Noble Energy expects to recognize pretax gains of $215 million, $95 million after tax, during the third quarter of this year. The effective tax rate of 56 percent on the gain on sale reflects the write-off of approximately $100 million of goodwill that cannot be deducted for tax purposes.
The above discussion of the after-tax cash proceeds and loss associated with the Gulf of Mexico shelf sale may be subject to change due to customary post-closing adjustments and final analysis of assets and liabilities associated with the sale.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this press release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.